For More Information

At Greater Bay Bancorp: Byron A. Scordelis, President and CEO, 650-614-5751

At Silverman Heller Associates: Philip Bourdillon/Gene Heller, 310-208-2550

FOR IMMEDIATE RELEASE

Greater Bay Bancorp Appoints

New President of Community Banking

PALO ALTO, CA -- December 20, 2004 -- Greater Bay Bancorp (NASDAQ: GBBK) today announced the appointment of Colleen Anderson as executive vice president and president of its community banking group. In this role, Ms. Anderson will have overall responsibility for Greater Bay's 11 community banking franchises, including all client service functions.

"Colleen's strong leadership and expertise, combined with an in-depth knowledge of the business and banking markets in California and the Bay Area, make her a particularly valuable complement to our executive management team," said Byron A. Scordelis, president and CEO of Greater Bay Bancorp. "Community banking is the centerpiece of our organization, and Colleen's strategic role leading the enhancement and expansion of our franchises will be instrumental in our continued success."

Ms. Anderson previously served as the regional president of Wells Fargo Bank's Southern California community banking group and executive vice president of small business banking in California, Oregon and Washington. Earlier, Ms. Anderson managed Wells Fargo's business banking activities in its nine western state footprint prior to the 1998 merger with Norwest Bank.

Before moving into business banking, Ms. Anderson served as district manager, with responsibility for Wells Fargo's largest flagship offices in Los Angeles and San Francisco. She began her banking career in 1978 with Crocker Bank, where she held positions of increasing responsibility in operations and retail banking areas.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organizations, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce, and San Jose National Bank. Nationally, Greater Bay Bancorp provides customized lending services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company's commercial insurance brokerage subsidiary, provides employee benefits consulting and risk management solutions to business clients throughout the United States. For additional information, please visit http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within such documents.

# # #